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  Principal Global Investors - Code of Ethics

Code of Ethics

Contents

Code of Ethics

3

Statement of Purpose                                                                                                                                      3

Standards of Business Conduct                                                                                                                            3

Protection of Material Non-Public Information                                                                                                    4

Personal Account Reporting                                                                                                                                 4

Personal Security Transactions                                                                                                                            5

Reporting and Certification Requirements                                                                                                           7

Failure to Report and Comply                                                                                                                               8

Administration                                                                                                                                                     8

Compliance Contacts                                                                                                                                          8

Definitions                                                                                                                                                    10

Addendums                                                                                                                                                   12

Addendum A: Collectively, the “Firm” Entities                                                                                                   12  Addendum B: Principal Funds Access Person Provisions                                                                                   12

Addendum C: PrinREI Access Person Provisions                                                                                       13

The following provision shall be added to the Personal Account Reporting section of the Code

13

for PrinREI.

Addendum D: PrinRE EU Access Person Provisions

13

The following provision shall be added to the Personal Account Reporting section of the Code

13

for PrinRE EU.

Addendum E: Electronic Feed Brokers

13

Code of Ethics

January 1, 2019

Statement of Purpose

The investment advisors, investment companies, distributor companies and service companies listed in Addendum A (collectively, the “Firm”) have adopted this Code of Ethics (the “Code”), which establishes a standard of conduct for Firm employees by:

"

Providing clear guidance to all employees that the Firm clients’ interests come first – ahead of all personal interests;

"

Providing policies and procedures consistent with applicable laws and regulations, including Rule 204A-1 under the Advisers Act and Rule 17j-1 under the 40 Act; and

"

Seeking to avoid conflicts of interests, or the appearance of such conflicts, when officers, directors, supervised persons, employees and other persons of the Firm own or engage in transactions involving securities.

The Code applies to persons deemed to be Access Persons of the Firm, as defined below under Definitions. Access Persons include any officer, director, employee or other person of the Firm. Access Persons also include positions held by consultants, contractors, temporary employees, interns, co-op students and Principal Financial Group (“Principal”) Human Resources (“HR”) and Legal staff supporting the Firm also qualify as Access Persons unless otherwise determined by Compliance. Please see the Addendums for a custom Principal Funds Access Person definition applicable to the Funds, as well as other custom provisions applicable to certain entities of the Firm.

The Code is supplemental to the Principal Corporate Global Code of Conduct which can be found on Principal Passport.

Policy Sections of the Code include:

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Standards of Business Conduct

"

Protection of Material Non-Public Information

"

Personal Account Reporting

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Personal Security Transactions

"

Reporting and Certification Requirements

"

Failure to Report and Comply

"

Administration

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Compliance Contacts / Definitions / Addendums

Standards of Business Conduct

The following standards of business conduct shall govern personal investment activities of Access Persons and interpretation and administration of this Code:

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The interests of the Firm clients must be placed first at all times;

"

Access Persons must act honestly and fairly and with due skill, care and diligence in the best interest of Firm clients and the integrity of the market;

"

Access Persons have an obligation to observe just and equitable principals of trading;

"

All personal securities transactions must be conducted consistent with this Code and in such a manner as to avoid any actual or potential conflict of interest or any abuse of an individual’s position of trust and responsibility;

"

Access Persons should not take advantage of their positions; and

"

Access Persons must comply with applicable Federal Securities Laws.

The Code does not attempt to identify all possible conflicts of interests, and literal compliance with each of its specific provisions will not shield Access Persons from liability for personal trading or other conduct that violates a fiduciary duty to Firm clients.

Protection of Material Non-Public Information

Access Persons must review and comply with the Insider Trading Policy. It is unlawful to trade in any security based on material nonpublic (or inside) information or to disclose such information to others who may profit from it. This applies to all types of securities, including equities, options, debt and mutual funds. All Access Persons will keep information pertaining to clients’ portfolio transactions and holdings confidential. No person with access to securities recommendations or pending securities transactions and client portfolio holdings should disclose this information to any person unless such disclosure is made in connection with his or her regular functions or duties. All possible care should be taken to avoid discussing confidential information with anyone who would not normally have access to such information.

Personal Account Reporting

Access Persons must report all Covered Accounts (“Accounts”) in which they have Beneficial Ownership of any Reportable Security (“Security”) or Reportable Fund or are capable of holding such Securities at the start of their employment, upon opening of a new account and annually thereafter.

Beneficial Ownership shall be interpreted in the same manner as it would be under Rule 16a-1(a)(2) under the Securities Exchange Act of 1934 (“34 Act”) when determining whether a person is a beneficial owner of a Security. For example, the term Beneficial Ownership shall encompass:

1.

Securities in the person’s own Accounts;

2.

Securities owned by members of the person’s immediate family sharing the same household;

3.

a person’s proportionate interest in the portfolio of Securities held by a partnership, trust, corporation or other arrangements; and

4.

Securities a person might acquire or dispose of through the exercise or conversion of any derivative Security (e.g. an option, whether presently exercisable or not).

Security shall have the meaning set forth in Section 202(a)(18) of the Advisers Act and Section 2(a)(36) of the 40 Act including, but not limited to fixed income securities such as bonds and notes, equity securities such as stocks and exchange traded funds (ETF), derivatives such as options and futures, UITs and private investments.

New Accounts must be opened with brokerage firms that provide electronic data feeds unless otherwise pre- approved by Compliance. This does not apply to ex-U.S. Accounts or Discretionary Accounts. Please refer to Addendum D for a current list of brokers that provide electronic feeds.

Discretionary Accounts are reportable and require Access Persons to provide a copy of the managed account agreement to Compliance. The discretionary managed account agreement outlines trading discretion authority granted to another party (individual, entity or money manager), which allows them to buy/sell Securities without the Account owner’s consent for each trade. Discretionary Account is sometimes referred to as a managed account. Discretionary Accounts are exempt from the pre-clearance requirement, 30 calendar day holding period, quarterly transaction reports and initial public offerings prohibition provisions of the Code.

Crypto-Asset Accounts and their digital asset holdings are reportable. This would include investments in cryptocurrency (e.g. Bitcoin), initial coin offering (“ICO”), distributed ledger technology, blockchain and/or any related products and pooled investment vehicles. An Account summary must be provided upon request from Compliance.

Principal Fund Accounts are reportable and include Principal Funds that are open-end mutual funds (including underlying sub-accounts within Principal Variable Life and Variable Annuity contracts) and closed-end investment companies operated as interval funds. Principal Funds are subject to the initial and annual reporting requirements; however, they are exempt from pre-clearance and the 30 calendar day holding period. Notwithstanding the exemption from the 30 calendar day holding period, trustees, beneficial owners of more than 10%, and certain designated Executive Officers of Principal Diversified Select Real Asset Fund and any other closed‑end interval fund managed by PGI or its affiliates generally must disgorge, under Section 16 of the 34 Act, any profit realized by him/ her from any purchase and sale, or any sale and purchase, of any equity security of such fund (or a security‑based swap agreement involving such equity security) within any period of less than six months.

Private Investments are reportable and may only be acquired or sold with prior approval of the Access Person’s supervisor and Compliance. Pre-approval request for private investments can be submitted within the FIS Protegent Personal Trading Assistant (“PTA”) system under the Available Forms section.

Corporate HR Benefit Plans, such as the Principal Employee Stock Purchase Plan (“ESPP”), Excess Plan, and the 401(k) Plan, are considered Covered Accounts and will be monitored by Compliance. These Accounts are exempt from reporting, pre-clearance and holding period requirements. Compliance will obtain information directly from HR Benefits for monitoring. There is no action required by Access Persons to create these Accounts within the PTA system.

Restricted Stock Units (“RSU”), Stock Option Awards, Stock Options-Broad-based Options and Performance Share Awards are not considered Covered Accounts and, thus, are not subject to reporting, pre-clearance or holding   period requirements. Please note, once vested/exercised, and if you elect to receive stock, the stock is held within    a Morgan Stanley retail account that is restricted to only trading PFG stock. This Account and the PFG stock are exempt from reporting in the PTA system. However, if you wish to transfer PFG stock to a different brokerage account, ALL provisions of the Code will then apply to the stock.

Personal Security Transactions

Pre-clearance approval from Compliance is required for personal Security transactions prior to executing or entering into any buy or sell transaction. A denied pre-clearance may not be executed.

Pre-clearance approval:

"

Is valid for 2 business days (meaning the current day and next business day). If the trade is not executed within 2 business days, the Access Person must submit a new pre-clearance request.

"

Applies to all market and limit orders, good-til-cancel orders, and stop loss orders.

"

Is not required for Exempted Securities or Exempted Transactions. Please refer to those listed below.

Access Persons can submit a pre-clearance request online within the PTA system, which is available on a secure internet browser with your login credentials at https://principal.ptaconnect.com/. Should an Access Person not have access to the PTA system, he or she may call or email pre-clearance requests to Compliance either directly or    through use of a pre-approved delegate or proxy.

Restricted and Prohibited Transactions include the following personal Security transactions:

1.

Execute a Security transaction without pre-clearance approval, if required.

2.

Acquire any Security in an initial public offering (IPO).

3.

Sell short any Security.

4.

Participate in Investment Clubs.

5.

Sell a Security in less than 30 calendar days after purchase date for a profit (T+30).

The 30 calendar day holding period does not apply to sales at a loss. Any sales at a loss cannot be re-established (buy back) in the next 30 calendar days.

If sold at a profit before less than 30 calendar days, the transaction will be a Code violation, and any profits realized may be disgorged to a charitable organization designated by the Firm.

6.  Buy a Security at a lower price in less than 30 calendar days after sale date (buy back).

7.

No derivatives, such as stock options, futures on indexes and options and futures on commodity, credit, currency, equity, interest rate and volatility, may be purchased or written if the expiration date is less than 30 calendar days from the purchase date.

No derivative position may be closed less than 30 calendar days from the date it is established.

This does not apply to stock options that are part of a hedged position where the underlying stock is held long.

8.

Financial spread betting and contracts of difference. These types of derivative contracts involve taking or placing a bet on the price movement of a security, index, currency, commodity or other financial product.

9.

Loaning money to individuals or entities as an investment or business transaction. (This does not apply to personal loans to family.)

10.

Purchasing PFG stock on margin, short sale of PFG stock or trading PFG put or call options.

11.

Purchase or sell a Security at all, at the discretion and guidance of the Chief Compliance Officer.

Exempted Securities listed below are exempt from the reporting, pre-clearance and holding period requirements.

1.

Direct Obligations of the Government of the United States.

2.

Banker’s acceptances.

3.

Bank certificates of deposit.

4.

Commercial paper.

5.

High quality short-term debt instruments, including repurchase agreements.

6.

Money market funds.

7.

Open-end mutual funds with outside fund companies that are not advised or sub-advised by the Firm or its affiliates. Open-end mutual funds always have a five-digit symbol ending in an “X”.

This exemption applies to funds used in 529 Plans that are registered as municipal securities and only offer open-end mutual funds or securities designed to mirror the structure of open-end mutual funds as underlying investment options.

Exemption does not apply to ETFs, I-Shares (i.e. BlackRock) and closed-end funds. All ETF transactions must be pre-cleared and are subject to the Personal Securities Transactions requirements listed above.

8.

Shares issued by unit investment trusts (“UITs”) that are invested exclusively in one or more open-end mutual funds, none of which are advised or sub-advised by the Firm or its affiliates.

Exempted Transactions listed below are exempt from the pre-clearance requirement only. All other reporting and holding period requirements apply.

1.

De minimis transactions of 50 shares or less or under $500 in value of a Security in aggregate within a 30 calendar day period.

2.

Transactions in Reportable Funds.1

3.

Transactions in Principal Funds that are open-ended mutual funds (including underlying subaccounts of Principal Variable Life and Variable Annuity Contracts).2

4.

Securities acquired through an employer-sponsored automatic payroll deduction plan. However, any sale transaction must be pre-cleared and reported.

5.

Reinvestment of dividends under a dividend reinvestment plan or in an automatic investment plan for purchase of Securities already owned and pre-cleared. Note, any sale transaction must be pre-cleared as those are not part of a plan.

6.

Transactions effected by an issuer pro rata of a class of Securities already owned, such as stock splits, stock dividends or the exercise of rights, warrants or tender offers (e.g. corporate actions).

7.

Transactions which are non-volitional on the part of the Access Person. Transactions in an account over which the Access Person has no direct or indirect influence or control (e.g. assignment of management discretion in writing to another party).

8.

Transactions in Crypto-Assets.

1. Reportable Funds and Principal Funds are not subject to the 30 calendar day holding period. Notwithstanding this exemption from the 30 calendar day holding period. Notwithstanding this exemption from the 30 calendar day holding period, trustees, beneficial owners of more than 10%, and certain designated Executive Officers of Principal Diversified Select Real Asset Fund and any other closed-end interval fund managed by PGI or its affiliate generally must disgorge, under Section 16 of the 34 Act, any profit realized by him/her from any purchase and sale, or any sale and purchase, of any equity security of such fund (or a security-based swap agreement involving such equity security) within any period of less than six months.

2. Reportable Funds and Principal Funds are not subject to the 30 calendar day holding period. Notwithstanding this exemption from the 30 calendar day holding period. Notwithstanding this exemption from the 30 calendar day holding period, trustees, beneficial owners of more than 10%, and certain designated Executive Officers of Principal Diversified Select Real Asset Fund and any other closed-end interval fund managed by PGI or its affiliate generally must disgorge, under Section 16 of the 34 Act, any profit realized by him/her from any purchase and sale, or any sale and purchase, of any equity security of such fund (or a security-based swap agreement involving such equity security) within any period of less than six months.

Special Rules for Portfolio Managers and Investment Personnel

Portfolio Managers' personal Security trading shall have no effect on client portfolio decisions or ability to trade.

"

No Portfolio Manager may personally transact Securities that are held or traded in actively managed portfolios for which they are responsible.

"

Portfolio Managers must obtain pre-clearance approval to trade Reportable Funds and Principal Funds (including open-end mutual funds, closed-end investment companies operated as interval funds, and ETFs) they manage.

"

Certain individuals with roles that have real-time trading data of portfolios may not personally purchase or sell a Security or its underlying securities within 7 calendar days before and after a portfolio has transacted in the same security. This blackout period is a total of 15 calendar days, which includes the full 7 calendar days before, after, and including the client portfolio trade date.

Reporting and Certification Requirements

Within 10 calendar days of hire or identification, all Access Persons must initially certify and acknowledge they have read and understand the Code and the Insider Trading Policy and its applicability to them, and that they will comply with the requirements. Thereafter, annual certification will be required no later than 30 calendar days after each calendar year-end. Compliance will ensure each Access Person receives a copy of the Code and any material amendments thereto, which are available on Principal Passport.

The Initial Holdings and Accounts report must be submitted within 10 calendar days after becoming an Access Person, with the Reportable Securities information being current as of a date no more than 45 calendar days prior to the date of becoming an Access Person. Thereafter, Annual Holdings and Accounts reports are required no later than 30 calendar days after each calendar year-end with information being no more than 45 calendar days prior to the report being submitted.

The Security holdings report must contain the following information:

"

the Security name, number of shares, exchange ticker symbol/ CUSIP/ISIN and principal amount;

"

the name of the firm at which Securities are held; and

"

the date the Access Person submits the report.

The Quarterly Transactions report must be submitted no later than 30 calendar days after the end of each calendar quarter. This report will list all Security transactions during the previous calendar quarter in Reportable Securities, which excludes exempted transactions and exempted securities set forth above. The Quarterly Transactions report must contain the following information:

"

the date of the transaction;

"

the Security name, number of shares, exchange ticker symbol/CUSIP/ISIN and principal amount of each Security executed;

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the nature of the transaction (e.g., buy or sell);

"

the price at which the transaction was affected;

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the name of the firm through which the transaction was affected; and

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the date the Access person submits the report.

Reporting and certifications are required within the PTA system.

Upon reporting of Securities and Accounts, Compliance will request duplicate copies of Account statements and transaction confirmations from the investment firm (commonly referred to as broker) either electronically or paper. Ex-U.S. and other Account statements and transaction reporting may need to be obtained from the Access Person if investment firm will not provide.

Failure to Report and Comply

Upon discovering a violation of the Code, Compliance will work with the Access Person’s supervisor to recommend a sanction as determined appropriate, and the supervisor will then work with appropriate persons to impose such sanction. Sanctions may include a verbal warning, retraining session, written warning, disgorgement of profits, suspension from personal trading or other sanctions, up to and including suspension or termination of employment.

Access Persons must report any violations of the Code or applicable laws promptly to the Chief Compliance Officer (or his or her designee). This includes if you commit a violation. Anyone who in good faith raises an issue regarding a possible violation of law, regulation or company policy or any suspected illegal or unethical behavior will be protected from retaliation. Access Persons can also report violations or suspected violations to the Principal Unethical or Fraudulent Activity Hotline at 1-888-858-4433 or through the Principal Whistleblower policy, which is available on Principal Passport.

Administration

The Chief Compliance Officer has the authority to interpret the Code and grant exceptions when appropriate.

Compliance will maintain a system for the regular review of all reports of personal Reportable Securities transactions and holdings under this Code.

Annually, those individuals charged with the responsibility for monitoring compliance with this Code will prepare a written report to their Board of Directors that, at a minimum, will include:

"

certification that the Firm has adopted procedures reasonably necessary to prevent Access Persons from violating the Code;

"

identification of material violations and sanctions imposed in response to those violations during the past year;

"

description of issues that arose during the previous year under the Code; and

"

recommendations, if any, as to changes in existing restrictions or procedures based upon experience with this Code, evolving industry practices and changes and developments in applicable laws or regulations.

Compliance Contacts

Niki Rathert	Janeen Pearson	Andrew Donohue, Chief Compliance Officer
515-362-1412	515-247-5597	212-603-3659
Rathert.Niki@principal.com	Pearson.Janeen@principal.com	Donohue.Andrew@principal.com

⇒ Ex-U.S. can also contact local Compliance

Effective

September 20, 2004

Last reviewed

April 1, 2019

Last updated

April 1, 2019

Definitions

Access Person: means any officer, director, employee or other person of the Firm, as well other any other person, who (i) has access to nonpublic information regarding any client's purchase or sale of Securities; (ii) has access to nonpublic information regarding the portfolio holdings of any client or affiliated mutual funds; or (iii) is involved in making Security recommendations to clients or has access to such recommendations that are nonpublic. This includes positions held by consultants, contractors, temporary employees, interns, co-op students and Principal HR and legal staff supporting the Firm unless otherwise determined by Compliance. All Firm employees are deemed to be Access Persons.

Beneficial Ownership: is interpreted in the same manner as it would be under Rule 16a-1(a)(2) under the 34 Act when determining whether a person is a beneficial owner of a Security. For example, the term Beneficial Ownership shall encompass:

1.

Securities in the person’s own Accounts;

2.

Securities owned by members of the person’s immediate family sharing the same household;

3.

a person’s proportionate interest in the portfolio of Securities held by a partnership, trust, corporation or other arrangements; and

4.

Securities a person might acquire or dispose of through the exercise or conversion of any derivative Security (e.g. an option, whether presently exercisable or not).

Covered Account (“Account”): means any investment account or any other type of account that holds or is capable of holding Securities. The Account’s tax status has no impact on whether an account qualifies as an Account.

Crypto-Asset: means an investment in cryptocurrency (e.g. Bitcoin), initial coin offering (ICO), distributed ledger technology, blockchain and/or any related products and pooled investment vehicles.

Federal Securities Laws: means the Securities Act of 1933, as amended (“33 Act”), Securities Exchange Act of 1934, as amended (“34 Act”), Investment Company Act of 1940, as amended (“40 Act”), Investment Advisers Act of 1940, as amended (“Advisers Act”), Sarbanes-Oxley Act of 2002, Title V of the Gramm-Leach-Bliley Act, and the Bank Secrecy Act (and all rules and regulations adopted under any of the foregoing).

HR: means human resources.

Investment Club: means a group of individuals who combine their funds for the purpose of making investments and/or advancing their investment education. Participation in Investment Clubs is prohibited under this Code.

Investment Personnel: means the Portfolio Managers, Traders, Charles River Trade Support staff, Compliance Department staff, any individual with authorization to send/direct a trade on client portfolios, or any individual at the discretion of the Chief Compliance Officer.

Loans: mean either secured or unsecured arrangements (documented or undocumented) where an individual or entity finances a sum of money that must be repaid (with or without interest) at some point in the future. For purposed of the Code, loans to family members are excluded from this definition.

Portfolio Manager: means an individual entrusted with the direct responsibility and authority to make investment decisions for or affecting the portfolios of clients.

Principal ("PFG"): means Principal Financial Group.

Private Investments: generally, private investments involve the sale of Securities to a relatively small number of qualified investors in a private transaction, rather than through an exchange or over-the-counter market. Private investments may not have to be registered with the SEC and, in many cases, detailed financial information is not disclosed. Examples include, but are not limited to, limited partnerships, hedge funds and private equity transactions.

Reportable Fund: means (i) any fund for which the Firm serves as an investment advisor, as defined by the 40 Act; or (ii) any fund whose investment advisor or principal underwriter controls the Firm, is controlled by the Firm, or is in common control with the Firm.

Reportable Security (“Security”): shall have the meaning of Security as set forth in Section 202(a)(18) of the Advisers Act and Section 2(a)(36) of the 40 Act. Security means any note, stock, treasury stock, security future, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, preorganization certificate or subscription, transferable share, investment contract, voting-trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas, or other mineral rights, any put, call, straddle, option, or privilege on any security (including a certificate of deposit) or on any group or index of securities (including any interest therein or based on the value thereof), or any put, call, straddle, option, or privilege entered into on a national securities exchange relating to foreign currency, or, in general, any interest or instrument commonly known as a “security”, or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guaranty of, or warrant or right to subscribe to or purchase any of the foregoing.

General types (although not all inclusive) include fixed income securities, such as bonds and notes; equity securities, such as stocks and exchange-traded funds (ETFs); derivatives, such as options and futures; unit investment trusts (UITs); and private investments.

SEC: means the Securities Exchange Commission

Addendums

Addendum A: Collectively, the “Firm” Entities

Together referred to as the “Advisors” Principal Global Investors, LLC (“PGI”)

Principal Global Investors (Australia) Limited (“PGIA”) Principal Global Investors (Europe) Limited (“PGIE”) Principal Global Investors (Hong Kong) Limited (“PGIHK”) Principal Global Investors (Japan) Limited (“PGIJ”) Principal Global Investors (Singapore) Limited (“PGIS”) Principal Real Estate Investors, LLC (“PrinREI”)

Principal Real Estate Europe Limited ("PrinRE EU") Principal Financial Advisors, Inc. (“PFA”)

Principal Enterprise Capital, LLC (“PEC”)

Together referred to as the “Principal Funds” Principal Funds, Inc.

Principal Variable Contracts Funds, Inc. Principal Exchange-Traded Funds

Principal Diversified Select Real Asset Fund (and any other continuously offered registered closed-end management investment company that may be organized in the future for which PGI or any entity controlling, controlled by, or under common control with PGI, or any successor in interest to any such entity, acts as investment adviser and which operates as an interval fund pursuant to Rule 23c-3 under the Investment Company Act of 1940 or provides periodic liquidity with respect to its Shares pursuant to Rule 13e-4 under the 34 Act..

Principal Funds Distributor, Inc. (“PFD”)

Addendum B: Principal Funds Access Person Provisions

The following provisions shall be substituted into the Code, where applicable, for the Principal Funds.

Principal Funds Access Person

Is any individual identified as an officer or director of the Principal Funds or PGI; an officer or director of PFD; or an officer or director of any company controlling PGI who makes, participates in, or obtains information regarding the purchase or sale of Principal Funds Securities in his or her regular functions or duties or whose functions relate to the recommendations of such purchases or sales; any employee, temporary employee and contract employee of the Principal Funds or the Principal Funds’ Advisor who, in connection with his or her regular functions or duties, has access to certain nonpublic information concerning the Principal Funds’ purchase or sale of Securities or portfolio holdings or who is involved in making Securities recommendations to a Fund.

Principal Funds Special Rules Applicable to Independent Directors/Trustees

Under Rule 17j-1, an Access Person who is an Independent Director/Trustee of the Principal Funds and who would    be required to make a report solely by reason of being a Principal Funds Director/Trustee need not make an initial holdings or an annual holdings report. In addition, an Independent Director/Trustee need not provide a quarterly transaction report unless the Independent Director/Trustee knew, or in the ordinary course of fulfilling his or her official duties as a Principal Funds Director/Trustee, should have known, that during the 15-day period immediately before or after the Independent Director's/Trustee's  transaction  in a Security, a  Principal  Fund  purchased or sold the Security, or the Principal Funds’ Advisor or sub-advisor considered purchasing or selling the Security.

With respect to the Interval Fund(s), the trustees, beneficial owners of more than 10%, and certain designated Executive Officers of the Interval Fund(s), have certain reporting obligations regarding ownership of Interval Fund(s) shares under Section 16 of the 34 Act. Such reporting will occur outside of the administration of this Code.

Principal Funds Administration

The Principal Funds rely upon PGI Compliance to administer the Code. It is the requirement of Principal Funds that PGI Compliance report material violations of the Code by Principal Funds Access Persons to the Principal Funds Chief Compliance Officer (or his or her designee).

No less than annually, Principal Funds Compliance will prepare a written report to the Principal Funds Board of Directors that, at a minimum, will include:

"

A certification that the Principal Funds have adopted procedures reasonably necessary to prevent Access Persons from violating the Code; and

"

A description of issues that arose under the Code since the last report to the Board, including information about material violations and sanctions imposed in response to those violations.

Addendum C: PrinREI Access Person Provisions

The following provision shall be added to the Personal Account Reporting section of the Code for PrinREI.

Real Estate Investment Property

Is reportable and may only be acquired or sold with prior approval of the PrinREI Access Person’s supervisor and Compliance. Pre-approval request for real estate investment property can be submitted within the PTA system under the Available Forms section. The following property types are exempt from reporting and pre-approval:

"

Single-family residential property;

"

Vacation residential property;

"

Multi-family residential complex property with less than 20 units (examples include apartments and condos); and

"

Farmland property zoned and operated as agricultural.

Addendum D: PrinRE EU Access Person Provisions

The following provision shall be added to the Personal Account Reporting section of the Code for PrinRE EU.

PrinRE EU has adopted this Advisors Code in its entirety. Although this Code is U.S. centric, PrinRE EU staff must adhere to its provisions. References to U.S. federal and state law and regulations will apply in PrinRE EU where relevant but where not relevant PrinRE EU staff should apply European, local U.K./German/French law and regulations such as MiFID II and AIFMD.

Real Estate Investment Property

Is reportable and may only be acquired or sold with prior approval of the PrinRE EU Access Person’s supervisor and Compliance. Pre-approval request for real estate investment property can be submitted within the PTA system under the Available Forms section. The following property types are exempt from reporting and pre-approval:

"

Single-family residential property;

"

Vacation residential property;

"

Multi-family residential complex property with less than 20 units (examples include apartments); and

"

Farmland property zoned and operated as agricultural.

Addendum E: Electronic Feed Brokers

Ameriprise

Charles Schwab E*Trade Securities Edward Jones

Fidelity Investments InteractiveBrokers Janney Montgomery Merrill Lynch Morgan Stanley

Northwestern Mutual Principal Securities Raymond James

RBC Wealth Management T.Rowe Price

TD Ameritrade USAA Investments Vanguard Group Voya Financial

Wells Fargo Advisors

09/18/2019 10:56 AM - Internal Use Only